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                                                                     EXHIBIT 8.1


                              _______________, 1998




United Security Bancorporation                   Grant National Bank
9506 North. Newport Highway                      261 Basin S.W.
Spokane, Washington  99218-1200                  Ephrata, Washington  98823

        RE:    CONSOLIDATION -- TAX CONSEQUENCES

Ladies and Gentlemen:

        This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed consolidation (the "Consolidation") of New Grant National Bank ("New Bank"), a wholly owned subsidiary of United Security Bancorporation ("USB"), with Grant National Bank ("Grant"), pursuant to which each outstanding share of common stock of Grant will be exchanged for shares of common stock of USB and Grant will become a wholly owned subsidiary of USB.

        We have acted as legal counsel to USB in connection with the Consolidation. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of, the following documents, including all exhibits and schedules attached to them:

        a. The Agreement and Plan of Consolidation, dated as of March 24, 1998, between Grant and USB on behalf of New Bank (the "Plan");

        b. Form S-4 Registration Statement of USB filed with the Securities and Exchange Commission on May ___, 1998;

        c. The Proxy Statement of Grant (included as part of the Registration Statement);

        d. The factual representations set forth in a letter from Grant and USB; and

        e. Such other documents, instruments, records and information pertaining to the Consolidation as we have deemed necessary for rendering our opinion.

        We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or otherwise made known to us, and that the Consolidation will be effected in accordance with the terms of the Plan.


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United Security Bancorporation
Grant National Bank
_______________, 1998
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        We have assumed that in connection with the Consolidation and pursuant to the Plan, each share of Grant's voting common stock will be exchanged for ____ shares of USB's voting common stock, and USB will become the sole shareholder of the consolidated entity. No fractional shares will be involved. Shareholders of Grant who perfect their dissenters rights under state law will be paid the cash value for their Grant shares. Such payments will be made by Grant without reimbursement by USB. Upon the consummation of the Consolidation, the consolidated entity will continue business under the name of Grant National Bank and using substantially all of its assets.

        Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the matter contemplated, it is our opinion that:

        1. The consolidation of New Bank and Grant solely for USB voting common stock, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Grant, New Bank and USB will each be a "party to a Consolidation" within the meaning of Section 368(b) of the Code.

        2. No gain or loss will be recognized by Grant shareholders upon the receipt of USB voting common stock solely in exchange for their shares of Grant stock, pursuant to Section 354(a)(1) of the Code.

        3. The basis of the shares of USB voting common stock received by Grant shareholders will be the same as the basis of Grant stock surrendered in exchange therefor, pursuant to Section 358(a)(1) of the Code.

        4. The holding period of the shares of USB voting common stock received by Grant shareholders will include the holding period during which Grant stock surrendered in exchange therefor was held, provided that the shares of Grant stock were held as a capital asset in the hands of the exchanging shareholders on the date of the exchange, pursuant to Section 1223(1) of the Code.

        5. Where cash is received by any dissenting shareholder of Grant in exchange for the surrender of all of such shareholder's Grant stock, the cash will be treated as received by the shareholder as a distribution in redemption of his or her Grant stock, subject to the provisions and limitations of Section 302 of the Code.

        6. No gain or loss will be recognized by New Bank upon the transfer of its assets to the consolidated entity, pursuant to Sections 361 and 357(a) of the Code.


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United Security Bancorporation
Grant National Bank
_______________, 1998
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        7.      The basis of the assets of New Bank acquired by the consolidated entity will be the same as the basis of New Bank in the assets immediately before the Consolidation, pursuant to Section 362(b) of the Code.

        8. The holding period of New Bank assets acquired by the consolidated entity will include the period such assets were held by New Bank, pursuant to Section 1223(2) of the Code.

        9. No gain or loss will be recognized by the consolidated entity upon the receipt by the consolidated entity of the assets of New Bank and Grant, as described above.

        Our opinion represents only our best legal judgment as to the probable federal income tax consequences of the transaction described, based upon existing law. Our opinion is not intended to be a conclusive statement as to all of the tax consequences of the transaction and is expressly limited to the matters addressed. Further, our opinion is not binding upon the Internal Revenue Service (the "IRS") or any court and has no official status of any kind, and no private ruling regarding the matters discussed has been or will be requested from the IRS. The IRS has ruled in a number of private rulings that transactions substantially identical to the Consolidation result in tax consequences consistent with those described in this opinion. Although such rulings do not constitute authority on which we can rely in expressing our opinion, such rulings generally do reflect the position of the IRS. Each shareholder, however, is urged to consult with his or her own tax advisor with respect to their individual tax situation. Our opinion is intended solely for the benefit of Grant, USB and the shareholders of Grant, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

                                            Very truly yours,

                                            GRAHAM & DUNN